UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   June 12, 2006

SHOE CARNIVAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21360	35-1736614

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8233 Baumgart Road, Evansville, IN		47725

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (812) 867-6471

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

At the 2006 Annual Meeting of Shareholders of Shoe Carnival, Inc. (the “Company”) held on June 12, 2006, the Company’s shareholders approved the Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan (the “2006 Incentive Plan”).  The 2006 Incentive Plan was approved by the Company’s Board of Directors as of March 13, 2006, subject to shareholder approval, and became effective with such shareholder approval on June 12, 2006.

The purpose of the 2006 Incentive Plan is to promote the success of the Company by providing to participating executives of the Company bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.  The 2006 Incentive Plan will be administered by the Compensation Committee of the Board of Directors of the Company.  The Compensation Committee will determine the executives of the Company eligible for bonus awards and, subject to the terms of the 2006 Incentive Plan, the amount of such bonuses.  Under the 2006 Incentive Plan, the Compensation Committee will establish and administer performance targets for performance periods pursuant to which eligible executives may receive designated bonus compensation.  Performance targets may be based on one or more of the business criteria set forth in the 2006 Incentive Plan.

The foregoing description of the 2006 Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the 2006 Incentive Plan, which is filed as Exhibit 10-B hereto and is incorporated herein by reference and constitutes a part of this report.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Exhibit

10-B	Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)

Dated: June 15, 2006	By:	/s/ W. Kerry Jackson

W. Kerry Jackson
Executive Vice President and
Chief Financial Officer

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